Consent of Independent Registered Public Accounting Firm

Astrotech Corporation Austin, Texas

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 3, 2021, with respect to the consolidated financial statements of Astrotech Corporation (the "Report"), included in Astrotech Corporation's Annual Report on Form 10-K for the year ended June 30, 2021.

October 21, 2021

ArmaninoLLP

San Francisco, California